Exhibit 10.20
FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the “Fourth Amendment”) is made and dated as of the 28 day of June, 2002 by and among THE BANK OF THE WEST, doing business as UNITED CALIFORNIA BANK (the “Bank”), and OSI SYSTEMS, INC., a California corporation (the “Borrower”).

RECITALS

A.    Pursuant to that certain Credit Agreement dates as of February 27, 2001 by and among the Bank and the Borrower (as amended, extended and replace from time to time, the “Credit Agreement,” and with capitalized terms not otherwise defined herein used with the meanings given such terms in the Credit Agreement), the Bank agreed to extend credit to the Borrower on the terms and subject to the conditions set forth therein.

B.    The Borrower has requested the Bank to amend the Credit Agreement in certain respects and the Bank has agreed to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.    Increase in Line of Credit.    To reflect the agreement of the parties hereto in increase the Line of Credit, effective as of the Fourth Amendment Effective Date (as defined in Paragraph 10 below),Section 2.1.1 of the Credit Agreement is hereby amended to delete the dollar amount “$12,000,000.00” set forth therein and replacing the same with the dollar amount “$22,000,000.00”.

2.    Extension of Expiration Date of Line of Credit.    To reflect the agreement of the parties hereto to extend the Expiration Date of the Line of Credit, effective as of the Fourth Amendment Effective Date, the definition of the term “Expiration Date of Line of Credit” set forth in Section 1/1 of the Credit Agreement is hereby amended by deleting the date “November 30, 2002” set forth therein and replacing the same with the date “November 30, 2003”.

3.    Increase in Letter of Credit Sub-Facility.    To reflect the agreement of the parties hereto to increase the maximum aggregate amount of Letter of Credit that may be outstanding at any one time, effective as of the Fourth Amendment Effective Date:

(a)    Section 2.3.1 of the Credit Agreement is hereby amended by deleting the dollar amount “$10,000,000.00” set forth therein and replacing the same with the dollar amount “22,000,000.00”.

(b)    Section 2.4.1 of the Credit Agreement is hereby amended by deleting the dollar amount “$10,000,000.00” set forth therein and replacing the same with the dollar amount “$22,000,000.00”.

4.    Addition of Cash Secured Letter of Credit Facility.    To reflect the agreement of the parties hereto to add a new cash secured letter of credit facility to the Credit Agreement, effective as of the Fourth Amendment Effective Date:

(a)    A new Section 2.3A is hereby added to the Credit Agreement to read in its entirety as follows:

“2.3A    CASH SECURED LETTER OF CREDIT FACILITY

2.3A.1    Cash Secured Letter of Credit Facility:    The Bank agrees to issue commercial and/or standby letters of credit secured by cash of the Borrower being held by the Bank (each a “Cash Secured Letter of Credit”) on behalf of the Borrower or any Eligible Borrower of up to $4,000,000.00.

(i)    Upon the Bank’s request, the Borrower or the relevant Eligible Borrower shall promptly pay to the Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Cash Secured Letter of Credit.

(ii)    The commitment by the Bank to issue Cash Secured Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of Line of Credit and no Cash Secured Letter of Credit shall expire on a date which is 180 days after the Expiration Date of Line of Credit or as negotiated by the Borrower and the Bank

(iii)    Each Cash Secured Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Cash Secured Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Cash Secured Letter of Credit.

(iv)    Prior to the issuance of each Cash Secured Letter of Credit, but in no event later than 10:00 am (California time) on the day such Cash Secured Letter of Credit is to be issued (which shall be a Business Day), the Borrower or the relevant Eligible Borrower shall deliver to the Bank a duly executed form of the Bank’s standard form of application for issuance of a Cash Secured Letter of Credit with proper insertions.

(v)    The Borrower or the relevant Eligible Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Cash Secured Letter of Credit.

(vi)    As a condition precedent to the issuance of each Cash Secured Letter of Credit, the Borrower shall have delivered to the Bank cash in amount equal to the original face amount of such Cash Secured Letter of Credit to be held by the Bank as security for the repayment of any drawings under such Cash Secured Letter of Credit and all other Obligations relating thereto. The Borrower hereby grants to the Bank a first priority, perfected security interest in and lien upon all cash delivered as required hereunder, in any and all accounts in which such cash may be held, in all interest and other earnings thereon and in any and all property in which said cash may be invested (collectively, the “Cash Collateral”) as collateral security for the Obligations arising at any time with respect to the related Cash Secured Letter of Credit and acknowledges that the Bank shall have all rights, remedies and powers with respect thereto of a secured party under the California Uniform Commercial Code. The Borrower hereby agrees to execute and deliver, and cause to be executed and delivered, to the Bank from time to time such documents, instruments and agreements as the Bank may request to obtain and maintain for the Bank a first priority, perfected security interest in the Cash Collateral. The Borrower hereby irrevocably authorizes the Bank at any time, including, without limitation, prior to the occurrence of an Event of Default, to debit the Cash Collateral in the amount of each drawing under the related Cash Secured Letter of Credit and for other amounts payable with respect thereto; provided, however, that the Bank shall have no obligations to so debit the Cash Collateral and nothing contained herein shall in any manner or to any extent affect the obligation of the Borrower to make such payments from other sources.

In addition to and not in lieu of the right of the Bank, in its discretion, to debit the Cash Collateral as set forth above, in the event that the Borrower or the relevant Eligible Borrower fails to pay any drawing under any Cash Secured Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay such drawing, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to create an Advance bearing interest at the rate or rates provided in Section 9.2 hereof to pay such drawing.”

(b)    Section 8.4 of the Credit Agreement is hereby amended to read in its entirety as follows:

“8.4    Letters of Credit:    Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit or Cash Secured Letters of Credit, the outstanding principal amount of any such Letters of Credit or Cash Secured Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or Cash Secured Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.”

5.    Unused Line of Credit Fee.    To reflect the agreement of the parties hereto to add an unused fee with respect to the Line of Credit, effective as of the Fourth Amendment Effective Date, a new Section 2.1.10 is hereby added to the Credit Agreement to read in its entirety as follows:

“2.1.10    Unused Fee:    The Borrower shall pay to the Bank on the last Business Day of the calendar quarter ending on June 30, 2002, on the last Business Day of each calendar quarter thereafter, and on the Expiration Date of Line of Credit, a non-usage fee for such calendar quarter (or portion thereof) in the amount set forth in a fee billing delivered by the Bank to the Borrower, which non-usage fee shall equal: (i) the average daily Line of Credit in effect during such calendar quarter (or portion thereof), minus the daily average amount of Advances outstanding under the Line of Credit and Letters of Credit outstanding during such calendar quarter (or portion thereof), multiplied by (ii) the product of : (a) one eighth of one percent (0.125%), and (b) a fraction, the numerator of which is the number of days in the applicable calculation period and the denominator if which is 365; provided, however, for the purposes of calculating such fee payable on June 30, 2002, the applicable calculation period for such quarter shall be deemed to commence on the Fourth Amendment Effective Date (as such term is defined in that certain Fourth Amendment dated as of June 28, 2002 by and among the Bank and the Borrower).”

6.    Modification of Applicable Margin.    To reflect the agreement of the parties hereto to modify the Applicable Margin, effective as of the Fourth Amendment Effective Date, the definition of the term “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“‘Applicable Margin’:    shall mean the following interest rate percentages based upon the Funded Debt Ratio provided for in Section 6.2(iv) then in effect:

Funded Debt Ratio	Applicable Margin for LIBOR or Fixed Rate:	Applicable Margin for Reference Rate:
Less than 1.50 to 1	1.50%	0%
1.50 to 1 or greater	2.00%	0.15%

7.    Modification of Financial Covenants.    To reflect the agreement of the parties hereto to modify certain of the financial covenants applicable to the Company, effective as of the Fourth Amendment Effective Date:

(a)    Subsection (i) of Section 6.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

“(i)    Net Worth:    A minimum Effective Tangible Net Worth of at least $55,000,000.00, plus seventy five percent (75%) of the Borrower’s net profit after taxes for the fiscal year ending on June 30, 2002, plus seventy five percent (75%) of the Borrower’s net profit after taxes for each fiscal year thereafter.”

(b)    Subsection (iv) of Section 6.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

“(iv)    Funded Debt Ratio:    A ratio of Funded Debt to EBITDA of not more than 2.25 to 1 at the end of any fiscal quarter, with EBITDA based upon the immediately preceding three fiscal quarters and the current quarter just ended.”

8.    Modification of Collateral.    To reflect the agreement of the parties hereto to revise the description of the Collateral to conform with certain changes that have been enacted in Article 9 of the California Uniform Commercial Code, effective as of the Fourth Amendment Effective Date, Section 3.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“3.1    The Collateral:    To secure payment and performance of all the Borrower’s Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property (“Collateral”):

(i)    All now existing and hereafter arising accounts, chattel paper, documents, instruments, letter-of-credit rights, commercial tort claims, and general intangibles (as those terms are defined in the California Uniform Commercial Code as in effect from time to time) of Borrower, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of Borrower now and hereafter arising in and to all security agreements, guaranties, leases and other writings securing or otherwise relating to any such accounts, chattel paper, documents, instruments, letter-of-credit rights, commercial tort claims and general intangibles, but excluding accounts, chattel paper, chattel paper, documents, instruments, letter-of-credit rights, commercial tort claims and general intangibles of any Foreign Subsidiary;

(ii)    All inventory of Borrower, now owned and hereafter acquired, wherever located, including, without limitation, all merchandise, goods and other personal property which are held for sale or lease or leased by Borrower or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in Borrower’s business and finished goods, all goods in which Borrower has an interest in mass or a joint or other interest or gifts of any kind (including goods in which Borrower has an interest or right as consignee), and all goods which are returned to or repossessed by Borrower, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor, but excluding the inventory or any Foreign Subsidiary;

(iii)    All equipment of Borrower, now owned and hereafter acquired, wherever located, and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, including, without limitation, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings and fixtures, but excluding the equipment of any Foreign Subsidiary;

(iv)    All now existing and hereafter acquired computer hardware and software, copyrights, patents, trademarks and trade secrets;

(v)    All deposit accounts, now existing and hereafter arising or established, maintained in Borrower’s name with any financial institution and any and all funds at any time held therein and all certificates, instruments and other writings, if any, from time to time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, but excluding any interests in deposit accounts of any Foreign Subsidiary;

(vi)    All of Borrower’s right, title and interest in and to (but not Borrower’s obligations under) all now existing and hereafter arising contracts and agreements to which Borrower is party, in each case as such agreements may be amended, supplemented or otherwise modified from time to time (such agreements, as so amended, supplemented or modified, individually, an “Assigned Agreement,” and, collectively, the “Assigned Agreements”), including, without limitation, all rights of Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, all rights of Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, all claims of Borrower for damages arising out of or for breach of or default under the Assigned Agreements, and all rights of Borrower to terminate, amend, supplement or modify the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; provided, however, that with respect to any such contract or agreement where the grant of a security interest in Borrower’s right, title and interest therein in prohibited by the terms thereof, or would give any other party the right to terminate its obligations thereunder, or is not permitted because any necessary consent to such grant has not been obtained, the Collateral shall include only the rights of Borrower to receive moneys due and to become due, if any, under or pursuant to such contract or agreement, but excluding any agreement or contract to which a Foreign Subsidiary is a party (other than any such agreement or contract to which the Borrower is also a party);

(vii)    All now existing and hereafter acquired books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Collateral;

(viii)    All other property of Borrower now or hereafter in the possession, custody or control of the Bank, and all property of Borrower in which the Bank now has or hereafter acquires a security interest, but excluding any property of any Foreign Subsidiary;

(ix)    All now existing and hereafter acquired cash and cash equivalents held by Borrower not otherwise included in the foregoing Collateral, but excluding any cash and cash equivalents held by any Foreign Subsidiary; and

(x)    All products and proceeds of the foregoing Collateral. For purposes of this Security Agreement, the term “proceeds” shall have the meaning provided in the California Uniform Commercial Code as in effect from time to time, and also includes any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance.

The security interest granted to Bank in the Collateral shall not secure or be deemed to secure any Indebtedness of the Borrower to the Bank which is, at the time of its creation, subject to the provisions of any state or federal consumer credit or truth-in-lending disclosure statutes.

The Borrower hereby acknowledges and agrees that the Bank, in connection with the filing of any UCC financing statements necessary to perfect or maintain the perfection of its lien in the Collateral hereunder, may utilize a general description of the Collateral, such as ‘all now owned and hereafter acquired personal property of the Borrower.’”

9.    Reaffirmation of Loan Documents.    The Borrower hereby confirms and agrees that the execution and delivery by the Borrower of this Fourth Amendment shall not in any manner or to any extent be deemed to amend, impair, invalidate or otherwise affect any of the obligations of the Borrower or the rights of the Bank under the Credit Agreement or any other document of instrument made or given by the borrower in connection therewith and that the term “Obligations” as used in the Credit Agreement as amended hereby.

10.    Fourth Amendment Effective Date.    This Fourth Amendment shall be effective, as of the day and year first above written, on the date (the “Fourth Amendment Effective Date”) that there shall have been delivered to the Bank:

(a)    A copy of this Fourth Amendment duly executed by all parties required as signatories hereto;

(b)    From each of UDT Sensors, Inc., Rapiscan Security Products (U.S.A.), Inc., Metorex Security Products, Inc., Aristo Medical Products, Inc., OSI Fibercomm, Inc., Osteometer Meditech, Inc., and Ferson Optics, Inc. (each a “Guarantor”, and, collectively, the “Guarantors”), a duly executed replacement guaranty in the form of that attached hereto as Exhibit A, which shall replace the existing guaranty previously delivered by each such Guarantor in its entirety (collectively, the “Replacement Guaranties”);

(c)    Such amendments to any UCC financing statements previously filed naming the Borrower as the “Debtor” and the Bank as the “Secured Party” thereunder as the Bank may require;

(d)    An amendment fee payable to the Bank in the amount of $37,500.00; and

(e)    Such corporate resolutions and other authorizing documentation from the Borrower and each of the Guarantors as the Borrower may require.

11.    No Other Amendment.    Except as expressly amended hereby, the Credit Agreement and the other loan documents shall remain in full force and effect as written.

12.    Counterparts.    This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

13.    Representations and Warranties.    The Borrower and, by executing this Fourth Amendment is provided below, each of the Guarantors, hereby represents and warrants to the Bank as follows:

(a)    The Borrower and each of the Guarantors each have the power and authority and the legal right to execute, deliver and perform this Fourth Amendment, and in the case of the Guarantors, the Replacement Guaranties, and have taken all corporate action necessary to authorize the execution, delivery and performance of this Fourth Amendment. This Fourth Amendment and the Replacement Guaranties have been duly executed and delivered on behalf of the Borrower and each of the Guarantors, as applicable, and each such document constitutes the legal, valid and binding obligations of such persons, enforceable against such Persons in accordance with its terms.

(b)    Both prior to and after giving effect to this Fourth Amendment: (1) the representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement, the Replacement Guaranties and the other loan documents are accurate and complete in all respects, and (2) there has not occurred in Event of Default.

[Signature Pages Following]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the day and year first above written.

OSI SYSTEMS, INC., as the Borrower

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

THE BANK OF THE WEST, doing business as UNITED CALIFORNIA BANK, as the Bank

By:	/S/ GREGG HESSICK
Gregg Hessick

ACKNOWLEDGED AND AGREED TO
as of the day and year first above written:

UDT SENSORS, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

RAPISCAN SECURITY PRODUCTS (U.S.A), INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

METOREX SECURITY PRODUCTS, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

ARISTO MEDICAL PRODUCTS, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

OSI FIBERCOMM, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

FERSON OPTICS, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

OSTEOMETER MEDITECH, INC., as a Guarantor

By:	/S/ DEEPAK CHOPRA
Deepak Chopra

EXHIBIT A

FORM OF

REPLACEMENT GUARANTY

THIS GUARANTY (the “Guaranty”) is made and dated as of the 28 day of June, 2002 by             , a California corporation (“Guarantor”).

RECITALS

A.    This Guaranty is being executed and delivered by Guarantor to THE BANK OF THE WEST, doing business as UNITED CALIFORNIA BANK (“Bank”) pursuant to that certain Credit Agreement dated as of February 27, 2001 by and among the Bank and OSI SYSTEMS, INC., a California corporation (“Borrower”) (as amended, extended and replaced from time to time, the “Credit Agreement,” and with capitalized terms not otherwise defined herein used with the meanings given such terms in the Credit Agreement).

B.    Pursuant to the Credit Agreement Bank has agreed to extend credit to Borrower on the terms and subject to the conditions set forth therein.

C.    As a condition precedent to Bank’s obligation to extend credit under the Credit Agreement, Guarantor was required, among other things, to execute and deliver that certain Continuing Guaranty dated as of February 27, 2001 to Bank (the “Existing Guaranty”).

D.    Pursuant to that certain Fourth Amendment to Credit Agreement dated as of June     , 2002 by and among the Bank and the Borrower (the “Fourth Amendment”), Guarantor is required to execute and deliver this Guaranty, which shall replace the Existing Guaranty.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees as follows:

AGREEMENT

1.    Guarantor hereby absolutely and unconditionally guarantees the payment when due, upon maturity, acceleration or otherwise, of all Obligations of Borrower to Bank under the Credit Agreement, including in all cases, whether heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether Borrower may be liable individually or jointly with others, whether or not recovery upon such Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Obligations may be or hereafter become otherwise unenforceable.

2.    Guarantor hereby absolutely and unconditionally guarantees the payment of the Obligations, whether or not due or payable by Borrower, upon: (a) the dissolution, insolvency or business failure of, or any assignment for benefit of creditors by, or commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against, either Borrower or Guarantor, as applicable, or (b) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of either Borrower or

Guarantor, and unconditionally promises to pay such Obligations to Bank, or order, on demand, in lawful money of the United States.

3.    The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations, whether executed by Guarantor or by any other party, and the liability of Guarantor hereunder is not affected or impaired by (a) any direction of application of payment by Borrower or by any other party, or (b) any other guaranty, undertaking or maximum liability of Guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any revocation or releases of any obligations of any other guarantor of the Obligations, or (e) any dissolution, termination or increase, decrease or change in personnel of Guarantor, or (f) any payment made to Bank on the Obligations which Bank repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of Guarantor’s obligations hereunder by reason of any such proceeding.

4.    (a)    The obligations of Guarantor hereunder are independent of the obligations of Borrower with respect to the Obligations, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against Borrower and whether or not Borrower be joined in any such action or actions. Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Borrower or other circumstance which operates to toll any statute or limitations as to Borrower shall operate to toll the statute of limitations as to Guarantor.

(b)    All payments made by Guarantor under this Guaranty shall be made without set-off or counterclaim and free and clear of and without deductions for any present or future taxes, fees, withholdings or conditions of any nature (“Taxes”). Guarantor shall pay any such Taxes, including Taxes on any amounts so paid, and will promptly furnish Bank copies of any tax receipts or such other evidence of payment as Bank may require.

5.    Guarantor authorizes Bank (whether or not after termination of this Guaranty), without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more endorsers, guarantors, Borrower or other obligors. Bank may, without notice to or the further consent of Borrower or Guarantor, assign this Guaranty in whole or in part to any person acquiring an interest in the Obligations.

6.    It is not necessary for Bank to inquire into the capacity or power of Borrower or the officers acting or purporting to act on their behalf, and Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7.    Guarantor waives any right to require Bank to (a) proceed against Borrower or any other party; (b) proceed against or exhaust any security held from Borrower, or (c) pursue any other remedy whatsoever. Guarantor waives any personal defense based on or arising out of any personal defense of Borrower other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of either Borrower, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Obligations. Bank may, at its election, foreclose on any security held for the Obligations by one or more judicial or nonjudicial sales, or exercise any other right or remedy they may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Obligations have been paid. Guarantor waives all rights and defenses arising out of an election of remedies, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights or subrogation and reimbursement against the principal by operation of Section 580d of the California Code of Civil Procedure.

8.    Guarantor hereby waives any claim or other rights which Guarantor may now have or may hereafter acquire against Borrower or any other guarantor of all or any of the Obligations that arise from the existence or performance of Guarantor’s obligations under this Guaranty or any other of the Credit Documents (all such claims and rights being referred to as the “Guarantor’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, any right to participate in any claim or remedy which Bank has against Borrower or any collateral which Bank now has or hereafter acquires for the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If, notwithstanding the foregoing provisions, any amount shall be paid to Guarantor on account of Guarantor’s Conditional Rights and either (a) such amount is paid to Guarantor at any time when the Obligations shall not have been paid or performed in full, or (b) regardless of when such amount is paid to Guarantor any payment made by Borrower to Bank is at any time determined to be a preferential payment, then such amount paid to Guarantor shall be deemed to be held in trust for the benefit of Bank and shall forthwith be paid to Bank to be credited and applied upon the Obligations, whether matured or unmatured, in such order and manner as Bank, in its sole discretion, shall determine. To the extent that any of the provisions of this Paragraph 8 shall not be enforceable, Guarantor agrees that until such time as the Obligations have been paid and preformed in full and the period of time has expired during which any payment made by Borrower or Guarantor may be determined to be a preferential payment, Guarantor’s Conditional Rights to the extent not validly waived shall be subordinate to Bank’s right to full payment and performance of the Obligations and Guarantor shall not seek to enforce Guarantor’s Conditional Rights during such period.

9.    Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Guarantor assumes all responsibility for being and keeping itself informed of either Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Bank shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

10.    In addition to the Obligations, Guarantor agrees to pay reasonable attorney’s fees and all other reasonable costs and expenses incurred by Bank in enforcing this Guaranty in any action or proceeding arising out of or relating to this Guaranty.

11.    Guarantor hereby represents and warrants as follows:

(a)    Guarantor has reviewed and approved the Credit Agreement and the other credit documents, including, without limitation, the Fourth Amendment.

(b)    Guarantor has the power and authority and the legal right to execute, deliver and perform this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered on behalf of Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

12.    Guarantor hereby covenants and agrees with Bank that it will cooperate with Borrower to facilitate Borrower’s compliance with all the covenants set forth in the Credit Agreement. Guarantor further agrees to execute any and all further documents, instruments and agreements as Bank from time to time reasonably requests to evidence Guarantor’s obligations hereunder.

13.    This Guaranty shall be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules.

14.    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY. GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

15.    GUARANTOR, AND BY ACCEPTING THIS GUARANTY BANK, WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY OR THE TRANSCTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIIMS, TORT CLAIMS, OR OTHERWISE. GUARANTOR AND BANK AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, GUARANTOR FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY.

[Signature page following]

IN WITNESS WHEREOF, this Guaranty is executed as of the day and year first above written.

, a California corporation

By:	/S/ DEEPAK CHOPRA
Deepak Chopra